Exhibit 23.1

                        Independent Auditors' Consent

We consent to the use in this Amendment No. 1 to Registration Statement No. 33-60671 of Comdial Corporation of our report, dated January 30, 1995 (May 18, 1995 as to the first paragraph of Note 14, June 26, 1995 as to the second paragraph of Note 14, July 2, 1995 as to the fourth paragraph of Note 6, and July 28, 1995 as to the last paragraph of Note 1 and Note 14) appearing in the Prospectus, which is a part of this Registration Statement.

   We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Richmond, Virginia
August 1, 1995

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